ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-1
$ 151,000,788 5.97% Auto Receivables Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000   3,184,859     331,287     514,391    9.74%    9,645,946   15.21%
 Feb-2000   2,997,495     315,442     436,199    8.67%    9,256,671   15.32%
 Mar-2000   3,293,233     300,530     643,765   13.53%    6,615,963   11.58%
 Apr-2000   3,272,850     284,146     513,477   11.44%    5,915,898   10.99%
 May-2000   2,836,411     267,864     251,886    5.93%    5,844,283   11.46%
 Jun-2000   2,784,307     253,752     196,835    4.90%    6,420,851   13.32%
 Jul-2000   2,475,551     239,900     222,252    5.83%    6,074,742   13.28%
 Aug-2000   2,687,694     227,585     285,469    7.96%    6,136,021   14.25%
 Sep-2000   2,620,380     214,213     158,702    4.71%    5,573,296   13.78%
 Oct-2000   2,239,725     201,177     231,745    7.28%    5,217,657   13.66%
 Nov-2000   2,302,814     190,034     225,559    7.54%    5,331,824   14.85%
 Dec-2000   2,184,519     178,578     249,026    8.86%    5,299,785   15.72%
          ____________ ___________ ___________
   Totals  32,879,837   3,004,508   3,929,308

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.